Exhibit 99.1

Standard Commercial Corp.’s Ratings Raised; Outlook Stable

Publication date: 03-Dec-2002

Credit Analyst: Jayne M. Ross, New York (1) 212-438-7857

NEW YORK (Standard & Poor’s) Dec. 3, 2002—Standard & Poor’s said today that it raised its corporate credit and senior secured ratings on Standard Commercial Corp. and its wholly owned subsidiary, Standard Commercial Tobacco Co., Inc (guaranteed by Standard Commercial Corp.), to ‘BB+’ from ‘BB’. At the same time, the subordinated debt rating on Standard Commercial Corp. was raised to ‘BB-’ from ‘B+’.

Total rated debt is about $110 million at Dec. 3, 2002. The outlook is stable.

“The upgrade reflects improved operating performance and the related improvement in profitability and cash flow measures. In addition, Standard Commercial continues to reduce debt,” said Standard & Poor’s credit analyst Jayne M. Ross. However, further upgrade potential could be somewhat difficult given the current market conditions for cigarette manufacturers, both in the U.S. and abroad, and the related impact on the leaf tobacco dealers’ operations.

The ratings on Standard Commercial reflect the company’s position as one of the leading independent leaf tobacco dealers and one of the larger players in the fragmented wool commodity segment, offset by its leveraged financial profile.

Following several years of disappointing results stemming from operating difficulties and a very weak pricing environment for both leaf tobacco and wool, Standard Commercial took steps to improve its operations. These actions included implementing better inventory management, as well as plant rationalization and cost-reduction programs. Overall, this has strengthened the company’s financial position and increased financial flexibility. Standard Commercial’s operational and financial strategies have resulted in improved performance despite conservative buying patterns of cigarette manufacturers as the industry consolidates and faces ongoing litigation, fierce global competition, and political unrest in leaf tobacco producing countries. Worldwide leaf tobacco supply and demand is in better balance, which should result in somewhat improved leaf tobacco pricing in the near term. There is some customer concentration risk with the top five customers accounting for 49% of total sales and 59% of tobacco sales.

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Fixed Income in the left navigation bar, select Credit Ratings Actions.